UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 19, 2012

Trinity Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-6903	75-0225040
(State or other jurisdiction of incorporation	(Commission File No.)	(I.R.S. Employer Identification No.)

2525 Stemmons Freeway, Dallas, Texas		75207-2401
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:	214-631-4420

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 19, 2012, Trinity Rail Leasing 2012 LLC, a Delaware limited liability company ("TRL-2012") and a limited purpose, indirect wholly-owned subsidiary of Trinity Industries, Inc. (the "Company"), owned by the Company through the Company's wholly-owned subsidiary Trinity Industries Leasing Company ("TILC"), issued (i) an aggregate principal amount of $145,360,000 of TRL-2012's Series 2012-1 Class A-1 Secured Railcar Equipment Notes (the "Class A-1 Notes") and (ii) an aggregate principal amount of $188,480,000 of TRL-2012's Series 2012-1 Class A-2 Secured Railcar Equipment Notes (the “Class A-2 Notes”) (the Class A-1 Notes and the Class A-2 Notes are, collectively, the “Notes”). The Notes were issued pursuant to an Indenture, dated December 19, 2012 between TRL-2012 and Wilmington Trust Company, as indenture trustee (the "Indenture Trustee"). The Class A-1 Notes bear interest at a fixed rate of 2.266%, are payable monthly, and have a stated final maturity date of January 15, 2043. The Class A-2 Notes bear interest at a fixed rate of 3.525%, are payable monthly, and have a final stated maturity date of January 15, 2043.

The Notes are obligations of TRL-2012 only, secured by a portfolio of railcars and operating leases thereon acquired and owned by TRL-2012 (the "Railcar Portfolio"), certain cash reserves, and other assets of TRL-2012. The Notes were sold to initial purchasers in an offering made under Rule 144A of the Securities Act of 1933 and Regulation S thereunder, pursuant to a note purchase agreement as described in the Company's filing under Form 8-K filed December 14, 2012 relating to the Entry into a Material Definitive Agreement.

While the stated final maturity of the Notes is January 15, 2043, cash flow from TRL-2012's assets will be applied, pursuant to the payment priorities of the Indenture, so as to amortize the Notes to achieve monthly targeted principal balances. If the cash flow assumptions used in determining the targeted balances are met, it is anticipated that the Notes will be repaid well in advance of their stated final maturity date. There can be no assurance, however, that such cash flow assumptions will be realized. In addition, the Notes may be subject to acceleration upon the occurrence of certain events of default under the Indenture, including a failure to pay interest on the Notes, and a failure of the Notes to amortize to the extent that, over time, the outstanding principal balance of the Notes were to eventually exceed the depreciated value of the Railcar Portfolio. The decision whether to accelerate or exercise other remedies against TRL-2012 and its assets will be under the control of holders representing a majority of the outstanding principal balance of the Notes.

TRL-2012 purchased a portion of the Railcar Portfolio directly from TILC, and purchased the remainder of the Railcar Portfolio from another indirect wholly-owned limited purpose finance subsidiary of TILC and the Company, Trinity Rail Leasing Warehouse Trust ("TRLWT"). TRLWT has used its sale proceeds to repay approximately $203.3 million of borrowings under TRLWT's secured warehouse credit facility, and TILC will use its sale proceeds for future growth of its lease fleet and for general corporate purposes.

As noted above, the Notes are solely the obligations of TRL-2012. TILC has, however, entered into certain agreements relating to its own and TRLWT's transfer of the Railcar Portfolio to TRL-2012, and the management and servicing of TRL-2012's assets. These agreements contain certain representations, undertakings and indemnities customary for asset sellers and service providers in transactions of this type.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinity Industries, Inc.

December 20, 2012	By:	/s/ James E. Perry
Name: James E. Perry
Title: Senior Vice President and Chief Financial Officer